TOUCHSTONE STRATEGIC TRUST
       AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

     The undersigned hereby certifies that she is the duly elected Secretary of Touchstone Strategic Trust and that pursuant to Section 4.1 of the Restated Agreement and Declaration of Trust of Touchstone Strategic Trust, the Trustees, at a meeting on June 19, 2002, at which a quorum was present, adopted the following resolutions:

             "RESOLVED, that a new series of Touchstone Strategic Trust (the `Trust') be, and it hereby is, established and that such new series be, and it hereby is, designated the `Small Cap Growth Fund'; and

             FURTHER RESOLVED, that the relative rights and preferences of the new series of shares shall be those rights and preferences set forth in Section 4.2 of the Trust's Agreement and Declaration of Trust; and

             FURTHER RESOLVED, that the Trust be, and it hereby is, authorized to issue and sell shares of the Small Cap Growth Fund from time to time at its respective price per share of not less than the respective net asset value thereof; and

             FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions."

     The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, that said Amendment is to be effective as of September 10, 2002, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

           WITNESS my hand this 28th day of August, 2002.


                                                /s/ Tina D. Hosking
                                                ------------------------------
                                                Tina D. Hosking, Secretary